Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Rogers Communications Inc.

We consent to the use of our report dated January 28, 2004, except as to Note 23, which is as of November 19, 2004, with respect to the consolidated balance sheets of Rogers Communications Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, deficit and cash flows for each of the years in the two year period ended December 31, 2003, incorporated in this annual report on Form 40-F by reference.

/s/ KPMG LLP

Toronto, Canada
November 19, 2004.

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